EXHIBIT 99.1

NEWS RELEASE	August 11, 2025

FSI ANNOUNCES A SECOND SIGNIFICANT FOOD GRADE CONTRACT

TABER, ALBERTA, August 11, 2025 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. FSI is also increasing its presense in the food and nutrition supplement manufacturing markets. Today the Company announces it has signed a second significant food grade contract.

Today the Company announces a new food grade contract for the Illinois plant with estimated revenue between $6.5 million and $13 million per year. Limited production will begin immediately and scale up to the revenue estimates as quickly as possible. No additional equipment or capital improvements are needed to begin, or to reach full, production.

Additional items in the contract include a five-year term, provision for optional expansion to greater than $25 million in annual revenue and provisions for tariff and inflation protection. The specific products, customer and volumes will not be disclosed but, a redacted version of the contract will be filed with the SEC as soon as both parties approve it.

Dan O’Brien, CEO, states, “This contract, combined with the one announced in January, have the potential to bring our new food grade production to more than $50 million per year by the 2027 year.” Mr. O’Brien continues, “Added to our legacy business, which is moving to Panama and our ENP business in IL, we believe it is possible to double our revenue in the next 18 months. I know every person in the FSI group is excited to try and achieve this.”.

About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Taber, Alberta, is an environmental technology company. The Company’s NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started producing other crop enhancement products as well. In 2022, the Company entered the food and nutrition markets by obtaining FDA food grade approval for the Peru IL plant. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world

(a) Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800.661.3560

Fax: 403.223.2905

Email: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

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